BARRY FRIEDMAN, P.C., C.P.A.
                                1582 TULITA DRIVE
                            LAS VEGAS, NEVADA  89123
                           Telephone:  (702) 361-8414
                           Facsimile:  (702) 896-0278

April  12,  2000

Office  of  the  Chief  Accountant
Securities  and  Exchange  Commission
450  Fifth  Street,  N.W.
Washington,  D.C.  20549

Dear  Sirs/Mesdames:

RE:    MERLIN  SOFTWARE  TECHNOLOGIES  INTERNATIONAL,  INC.
       (THE  "COMPANY")

          We have read the paragraphs of Item 4 included in the Company's Form 8-K/A dated March 20, 2000, filed with the Securities and Exchange Commission (the "SEC") on April 5, 2000, and the Company's Form 8-K/2A proposed to be filed with the SEC on April 12, 2000, and are in agreement with the revised disclosure made therein.

Yours  Truly,

BARRY  FRIEDMAN,  P.C.,  C.P.A.

Per:  /s/  Barry  Friedman

Barry  Friedman

cc:     Merlin  Software  Technologies
        International,  Inc.